EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-225948 and 333-222616 and Form S-3 No. 333-232580) of Liberty Oilfield Services Inc. of our report dated February 24, 2020 relating to the financial statements of the OneStim business of Schlumberger Limited, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 5, 2021